UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported): January 6, 2005

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

001-14704
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD

On January 6, 2005, Tyson Foods, Inc. issued a press release announcing its temporary suspension of operations at four beef plants, the temporary suspension of the second shift at a fifth beef plant operation and its expected diluted earnings per share for fiscal 2005.  The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Date: January 6, 2005	By: /s/ Craig J. Hart
Name: Craig J. Hart
Title: Senior Vice President, Chief
Accounting Officer & Controller

Tyson Foods, Inc.
Current Report On Form 8-K
Dated January 6, 2005

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 6, 2005

EXHIBIT 99.1

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Louis Gottsponer, 479-290-4826

TYSON TO TEMPORARILY SUSPEND SOME BEEF OPERATIONS
Five beef plants in the Upper Midwest and Pacific Northwest Affected

Springdale, Arkansas - January 6, 2005 - Unfavorable beef operating margins have prompted Tyson Foods to temporarily suspend operations at four beef plants and the second shift at another.   The affected plants are located in the Upper Midwest and Pacific Northwest, and have been hurt by a combination of tight cattle supplies, lackluster domestic beef demand and the continued absence of key export markets.

Beginning Monday, January 10, Tyson will suspend operations at plants in Denison, Iowa; Norfolk and West Point, Nebraska; and Boise, Idaho.  The company will also temporarily discontinue second shift processing at Pasco, Washington.  The suspension of operations is expected to last three to five weeks and will reduce the company's weekly cattle slaughter by 25,000 to 30,000 head, compared to pre-holiday levels.

"This is a difficult decision, however, we believe it's the right thing for us to do at this time, especially given the challenging market conditions and unfavorable operating margins our beef business continues to face," said John Tyson, chairman and CEO of Tyson Foods.  "Our plants have been running at less than 75% of capacity over the past two months, which is 10 to 15% below historical levels."

U.S. cattle marketings were down more than 8% in 2004.  "We anticipate cattle numbers will increase in the coming months," according to Gene Leman, senior group vice president of Tyson Fresh Meats.  "We also look forward to the previously announced reopening of the U.S. border to Canadian cattle in early March, which will especially benefit our plants in the Upper Midwest and Pacific Northwest."

Based upon the company's outlook for fiscal year 2005, the company now estimates its fiscal 2005 diluted earnings per share to be in the range of $1.15 to $1.40.  The company still expects the majority of its earnings to occur in the last six months of the fiscal year.

Approximately 2,100 workers are affected by the temporary suspension of operations.  This includes 275 Team Members at Denison, 900 at Norfolk, 275 at West Point, 250 at Boise and 400 at Pasco.

            Tyson is encouraging affected Team Members to take paid vacation for the first week operations are suspended.  The company will then pay the equivalent of a 32 hour work week in each of the next three weeks workers are off the job.  Tyson will also continue to offer benefits, including health insurance, to qualified Team Members.

            Most management, management support and maintenance workers at the affected plants will remain on the job, working on various maintenance, sanitation and training projects.

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world's largest processor and marketer of chicken, beef, and pork and the second-largest food company in the Fortune 500.  The company produces a wide variety of protein-based and prepared food products, which are marketed under the "Powered by Tyson™" strategy.  Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the U.S and more than 80 countries. Tyson has approximately 114,000 Team Members employed at more than 300 facilities and offices in the United States and around the world.

Forward-Looking Statements

Certain statements contained in this communication are "forward-looking statements" such as statements relating to anticipated cattle numbers, reopening of the Canadian border and expected earnings.  These forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) market conditions for finished products, including the supply and pricing of alternative proteins, and the demand for alternative proteins; (iii) risks associated with effectively evaluating derivatives and hedging activities; (iv) access to foreign markets together with foreign economic conditions, including currency fluctuations and import/export restrictions; (v) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (vi) changes in the availability and relative costs of labor and contract growers; (vii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (viii) adverse results from litigation; (ix) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (x) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (xi) the ability of the Company to make effective acquisitions, and successfully integrate newly acquired businesses into existing operations; (xii) effectiveness of advertising and marketing programs; and (xiii) the effect of, or changes in, general economic conditions. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Tyson undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.